ABRAXAS PETROLEUM CORPORATION
www.abraxaspetroleum.com
NEWS RELEASE
Exhibit 99.1
Abraxas Reports Third Quarter 2009 Results

SAN ANTONIO (November 9, 2009) – Abraxas Petroleum Corporation (NASDAQ:AXAS) (“Abraxas Petroleum”) today reported financial and operating results for the three and nine months ended September 30, 2009.

As previously announced on October 5, 2009, the merger of Abraxas Energy Partners, L.P. (“Abraxas Energy”) with and into a wholly-owned subsidiary of Abraxas Petroleum has closed.  In accordance with generally accepted accounting principles, Abraxas Petroleum has reported its results herein on a consolidated basis, which includes the results of Abraxas Energy and its subsidiaries.  The share of net income (loss) of Abraxas Energy that Abraxas Petroleum did not own during the periods ended September 30, 2009 and 2008 is recorded as non-controlling interest.  As a result of the merger, the non-controlling interest allocation will be eliminated in future periods.

On a consolidated basis, the three months ended September 30, 2009 resulted in:

•	Production of 407.6 MBoe (4,430 Boepd);
•	Revenue of $13.4 million;
•	EBITDA(a) of $8.6 million;
•	Cash flow(a) of $5.7 million;
•	Net loss attributable to Abraxas Petroleum of $4.4 million, or $0.09 per share; and
•	Adjusted net income, excluding certain items(a), of $747,000, or $0.02 per share.

(a)	See reconciliation of non-GAAP financial measures below.

On a consolidated basis, net loss attributable to Abraxas Petroleum for the three months ended September 30, 2009 was $4.4 million, or $0.09 per share, compares to net income of $70.8 million or $1.44 per share during the same period of 2008.  Net income for the three months ended September 30, 2008 was driven by a sharp decrease in commodity prices from the prior period end of June 30, 2008 and reflected in a $83.8 million unrealized (non-cash) gain on derivative contracts for the period.  Adjusted net income, excluding certain items, of $747,000, or $0.02 per share for the three months ended September 30, 2009 compares to adjusted net income, excluding certain items, of $4.5 million, or $0.09 per share during the same period of 2008.  Adjusted net income, excluding certain items, does not include the non-controlling interest which will be eliminated in future periods as a result of the merger and the unrealized loss or gain on derivative contracts which is a non-cash item.  As commodity prices fluctuate, these derivative contracts are valued against current market prices at the end of each reporting period in accordance with ASC 815, “Derivatives and Hedging,” as amended and interpreted, and require us to either record an unrealized gain or loss based on the calculated value difference from the previous period end valuation.

Operational Update
Rocky Mountain
In Converse County, Wyoming, the Peregrine 5H was drilled to a total measured depth of 11,500’, including a 3,300’ lateral in the Turner formation.  This well was completed with a ten stage fracture stimulation and after recovering all of the frac fluid and significant formation oil, the well was recently placed on pump.  Abraxas owns a 100% working interest in this well.

18803 Meisner Drive
San Antonio, Texas 78258
Phone: 210.490.4788    Fax: 210.918.6675

In Sheridan County, Montana, the State 2-16 is drilling below 10,500’ towards a target total depth of 11,000’ to test the Red River formation.  Abraxas owns a 100% working interest in this well.

In Divide County, North Dakota, a non-operated well is drilling below a total measured depth of 10,000’ while building the curve for a 10,000’ lateral in the Bakken formation.  Abraxas owns a 10% working interest in this well.

Permian Basin
In Nolan County, Texas, the Spires Ranch 202-1 was drilled to a total depth of 7,300’ to test the Ellenburger, Strawn and Caddo formations.  The Ellenburger formation was acid stimulated and tested oil, and will be fracture stimulated later this month.

“Now that the merger is behind us and all of our properties are back under one umbrella, we can focus our efforts on exploiting our asset base which stretches from the Williston Basin in North Dakota and Montana down to the onshore Gulf Coast of Texas.  Even though natural gas prices remained weak during the third quarter of 2009, oil prices continued to firm up during the quarter.  As a result, we postponed all of our gas projects but started several oil development projects in the Rocky Mountain and Permian Basin regions which we anticipate having definitive results on in the near future.  Our activity was slowed earlier than usual this year by winter weather and blizzard conditions in the Rockies.  We expect to announce our 2010 capital budget later this month which will be largely focused on oil projects as we endeavor to meet our stated goal of being 50% oil by year-end 2010,” commented Bob Watson, Abraxas’ President and CEO.

Conference Call
Abraxas invites you to participate in a conference call on Tuesday, November 10, 2009, at 10:00 a.m. CT (11:00 a.m. ET) to discuss the contents of this release and respond to questions.  Please dial 1.888.679.8018, passcode 36902070, 10 minutes before the scheduled start time, if you would like to participate in the call.  The conference call will also be webcast live on the Internet and can be accessed directly on the Company’s website at www.abraxaspetroleum.com under Investor Relations.  In addition to the audio webcast replay, a podcast and transcript of the conference call will be posted on the Investor Relations section of the Company’s website approximately 24 hours after the conclusion of the call, and will be accessible for at least 60 days.

Abraxas Petroleum Corporation is a San Antonio based crude oil and natural gas exploitation and production company with operations across the Rocky Mountain, Mid-Continent, Permian Basin and Gulf Coast regions of the United States.

Safe Harbor for forward-looking statements:  Statements in this release looking forward in time involve known and unknown risks and uncertainties, which may cause Abraxas’ actual results in future periods to be materially different from any future performance suggested in this release.  Such factors may include, but may not be necessarily limited to, changes in the prices received by Abraxas for natural gas and crude oil.  In addition, Abraxas’ future natural gas and crude oil production is highly dependent upon Abraxas’ level of success in acquiring or finding additional reserves.  Further, Abraxas operates in an industry sector where the value of securities is highly volatile and may be influenced by economic and other factors beyond Abraxas’ control.  In the context of forward-looking information provided for in this release, reference is made to the discussion of risk factors detailed in Abraxas’ filings with the Securities and Exchange Commission during the past 12 months.

FOR MORE INFORMATION CONTACT:
Barbara M. Stuckey/Vice President - Corporate Finance
Telephone 210.490.4788
bstuckey@abraxaspetroleum.com
www.abraxaspetroleum.com

ABRAXAS PETROLEUM CORPORATION

FINANCIAL HIGHLIGHTS
(UNAUDITED)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
Financial Results: (In thousands except per share data)
Revenues	$13,409	$29,246	$36,627	$85,839
EBITDA(a)	8,637	14,045	29,232	47,588
Cash flow(a)	5,714	11,537	20,995	40,331
Net income (loss) attributable to Abraxas Petroleum	(4,370)	70,755	(9,952)	4,076
Net income (loss) attributable to Abraxas Petroleum per share – basic	$(0.09)	$1.44	$(0.20)	$0.08
Weighted average shares outstanding – basic	49,672	49,043	49,600	48,955

Production:
Crude oil per day (Bopd)	1,583	1,519	1,595	1,472
Natural gas per day (Mcfpd)	17,087	18,077	17,497	17,756
Crude oil equivalent per day (Boepd)	4,430	4,532	4,512	4,432
Crude oil equivalent (MBoe)	407.6	417.0	1,231.7	1,214.2

Realized Prices, net of realized hedging activity:
Crude oil ($ per Bbl)	$73.31	$84.02	$67.03	$86.43
Natural gas ($ per Mcf)	4.40	6.69	5.26	7.49
Crude oil equivalent ($ per Boe)	43.15	54.84	44.09	58.73

Expenses:
Lease operating ($ per Boe)	$13.10	$11.60	$11.84	$10.36
Production taxes (% of oil and gas revenue)	11.1%	9.2%	11.3%	8.6%
General and administrative, excluding stock-based compensation ($ per Boe)	3.64	3.28	3.75	3.41
Cash interest ($ per Boe)	7.17	6.02	6.69	5.98
Depreciation, depletion and amortization ($ per Boe)	10.12	13.92	10.65	13.92

(a)	See reconciliation of non-GAAP financial measures below.

BALANCE SHEET DATA

(In thousands)	September 30, 2009	December 31, 2008

Cash	$474	$1,924
Working capital (a)	(5,214)	(5,698)
Property and equipment – net	159,435	160,308
Total assets	173,858	211,839

Long-term debt	138,264	130,835
Stockholders’ equity (deficit) (b)	(4,207)	4,658
Common shares outstanding	49,899	49,622

(a)	Excludes current maturities of long-term debt of approximately $8 million under the new credit facility and current derivative assets and liabilities.
(b)	Represents Abraxas’ stockholders’ equity (deficit) which excludes non-controlling interest equity (deficit).

ABRAXAS PETROLEUM CORPORATION

 STATEMENTS OF OPERATIONS
(UNAUDITED)

(In thousands except per share data)	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008 (1)	2009	2008 (1)

Revenues:
Oil and gas production revenues	$13,215	$28,910	$35,930	$84,856
Rig revenues	192	333	692	968
Other	2	3	5	15
	13,409	29,246	36,627	85,839
Operating costs and expenses:
Lease operating	5,338	4,837	14,582	12,580
Production taxes	1,464	2,670	4,074	7,299
Depreciation, depletion, and amortization	4,126	5,806	13,120	16,904
Rig operations	178	241	577	644
General and administrative (including stock-based compensation of $264, $400, $860 and $1,297)	1,746	1,767	5,476	5,439
	12,852	15,321	37,829	42,866
Operating income (loss)	557	13,925	(1,202)	42,973

Other (income) expense:
Interest income	(2)	(47)	(13)	(174)
Interest expense	3,276	2,720	8,883	7,858
Amortization of deferred financing fees	213	281	799	748
Loss (gain) on derivative contracts (unrealized of $8,217, $(83,842), $22,676 and $16,751)	4,527	(77,756)	6,222	30,337
Financing fees	—	—	362	—
Other	13	350	2,242	1,084
	8,027	(74,452)	18,495	39,853
Net income (loss)	(7,470)	88,377	(19,697)	3,120
Non-controlling interest	3,100	(17,622)	9,745	956
Net income (loss) attributable to Abraxas Petroleum	$(4,370)	$70,755	$(9,952)	$4,076

Net income (loss) per common share - basic	$(0.09)	$1.44	$(0.20)	$0.08
Net income (loss) per common share - diluted	$(0.09)	$1.43	$(0.20)	$0.08

Weighted average shares outstanding:
Basic	49,672	49,043	49,600	48,955
Diluted	49,672	49,398	49,600	49,409

(1)	As adjusted for “Non-controlling Interest in Consolidated Financial Statements” in accordance with ASC 810.

ABRAXAS PETROLEUM CORPORATION

 RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

To fully assess Abraxas’ operating results, management believes that, although not prescribed under generally accepted accounting principles ("GAAP"), discretionary cash flow and EBITDA are appropriate measures of Abraxas' ability to satisfy capital expenditure obligations and working capital requirements.  Cash flow and EBITDA are non-GAAP financial measures as defined under SEC rules. Abraxas' cash flow and EBITDA should not be considered in isolation or as a substitute for other financial measurements prepared in accordance with GAAP or as a measure of the Company's profitability or liquidity.  As cash flow and EBITDA exclude some, but not all items that affect net income and may vary among companies, the cash flow and EBITDA presented below may not be comparable to similarly titled measures of other companies.  Management believes that operating income (loss) calculated in accordance with GAAP is the most directly comparable measure to cash flow and EBITDA; therefore, operating income (loss) is utilized as the starting point for these reconciliations.

Cash flow is defined as operating income (loss) plus depreciation, depletion and amortization expenses, non-cash expenses and impairments, cash portion of other income (expense) and cash interest. The following table provides a reconciliation of cash flow to operating income (loss) for the periods presented.

(In thousands)	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008

Operating income (loss)	$557	$13,925	$(1,202)	$42,973
Depreciation, depletion and amortization	4,126	5,806	13,120	16,904
Stock-based compensation	264	400	860	1,297
Realized gain (loss) on derivative contracts	3,690	(6,086)	16,454	(13,586)
Cash interest	(2,923)	(2,508)	(8,237)	(7,257)
Cash flow	$5,714	$11,537	$20,995	$40,331

EBITDA is defined as net income (loss) plus interest expense, depreciation, depletion and amortization expenses, deferred income taxes and other non-cash items.  The following table provides a reconciliation of EBITDA to operating income (loss) for the periods presented – see consolidated statements of operations for a reconciliation of net income (loss) to operating income (loss).

(In thousands)	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008

Operating income (loss)	$557	$13,925	$(1,202)	$42,973
Depreciation, depletion and amortization	4,126	5,806	13,120	16,904
Stock-based compensation	264	400	860	1,297
Realized gain (loss) on derivative contracts	3,690	(6,086)	16,454	(13,586)
EBITDA	$8,637	$14,045	$29,232	$47,588

This release also includes a discussion of “adjusted net income, excluding certain items,” which is a non-GAAP financial measure as defined under SEC rules.  The following table provides a reconciliation of adjusted net income, excluding certain items, to net income (loss) for the periods presented.  Management believes that net income (loss) calculated in accordance with GAAP is the most directly comparable measure to adjusted net income, excluding certain items.

(In thousands)	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008

Net income (loss) (a)	$(7,470)	$88,377	$(19,697)	$3,120
Unrealized loss (gain) on derivative contracts	8,217	(83,842)	22,676	16,751
Adjusted net income, excluding certain items	$747	$4,535	$2,979	$19,871
Adjusted net income, excluding certain items, per share – basic	$0.02	$0.09	$0.06	$0.41

(a)	Net income (loss) excludes the net income (loss) attributable to the non-controlling interest which will be eliminated in future periods as a result of the merger which closed on October 5, 2009.